Exhibit 10.2

Pemex Exploración y Producción

Estimated

Future Reserves

Attributable to Certain

Oil and Gas Interests

SEC Parameters

As of

December 31, 2009

Guale Ramirez, P.E. TBPE License No.48318 Managing Senior Vice President – International

RYDER SCOTT COMPANY, L.P.

TBPE Firm Registration No. F-1580

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

TBPE REGISTERED ENGINEERING FIRM F-1580		FAX (713) 651-0849
1100 LOUISIANA SUITE 3800	HOUSTON, TEXAS 77002-5235	TELEPHONE (713) 651-9191

May 10, 2010

Ing. Carlos Morales Gil

Director General de Pemex Exploración y Producción

Av. Marina Nacional #329, Piso 41 T.E.

Colonia Petróleos Mexicanos

México 11311, D.F.

Dear Ing. Morales:

At the request of Pemex Exploración y Producción (Pemex), Ryder Scott Company (Ryder Scott) has conducted a reserves audit of the estimates of the proved reserves as prepared by Pemex’s engineering and geological staff based on the definitions and disclosure guidelines contained in the United States Securities and Exchange Commission Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register (SEC regulations).

The reserves audit conducted by Ryder Scott was completed on March 24, 2010. This third party letter report presents the results of our reserves audit based on the guidelines set forth under Section 229.1202(a)(7) and (8) of the SEC regulations.

The properties reviewed by Ryder Scott incorporate Pemex reserve determinations comprised of the Northern Region and are located in the states of Coahuila, Nuevo Leon, Puebla, San Luis Potosi, Tamaulipas and Veracruz. Certain properties are located in territorial waters, offshore Gulf of Mexico. Pemex owns interests in other Regions located in Mexico that were not evaluated by Ryder Scott. The proved net reserves attributable to the properties that we reviewed account for 94.2 percent of the total proved net oil equivalent barrels (BOE) for the Northern Region.

As prescribed by the Society of Petroleum Engineers (SPE) in Paragraph 2.2(f) of the publication entitled “Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information” promulgated by the SPE as of February 19, 2007 (SPE 2007 Standards), a reserves audit is defined as “the process of reviewing certain of the pertinent facts interpreted and assumptions made that have resulted in an estimate of reserves prepared by others and the rendering of an opinion about (1) the appropriateness of the methodologies employed; (2) the adequacy and quality of the data relied upon; (3) the depth and thoroughness of the reserves estimation process; (4) the classification of reserves appropriate to the relevant definitions used; and (5) the reasonableness of the estimated reserve quantities.”

Based on our review, including the data, technical processes and interpretations presented by Pemex, it is our opinion that the overall procedures and methodologies utilized by Pemex in determining the proved reserves comply with the current SEC regulations and that the overall proved reserves for the reviewed properties as estimated by Pemex are, in the aggregate, reasonable and within the established audit tolerance guidelines set forth in the SPE auditing standards.

600, 1015 4TH STREET, S.W.	CALGARY, ALBERTA T2R 1J4	TEL (403) 262-2799	FAX (403) 262-2790
621 17TH STREET, SUITE 1550	DENVER, COLORADO 80293-1501	TEL (303) 623-9147	FAX (303) 623-4258

Pemex Exploración y Producción

May 10, 2010

The estimated reserves presented in this report are related to hydrocarbon prices. Pemex has informed us that in the preparation of their reserve and income projections, as of December 31, 2009, they used average prices during the 12-month period prior to the ending date of the period covered in this report, determined as unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements as required by the SEC regulations. Actual future prices may vary significantly from the prices required by SEC regulations; therefore, volumes of reserves actually recovered may differ significantly from the estimated quantifies presented in this report. The net reserves as estimated by Pemex attributable to Pemex’s interest in properties that we reviewed and the reserves of properties that we did not review are summarized as follows:

SEC PARAMETERS

Estimated Net Reserves

Attributable to Certain Properties in the Northern Region

Pemex Exploración y Producción

As of December 31, 2009

	Proved
	Developed			Total
	Producing	Non-Producing	Undeveloped	Proved
Net Reserves of Properties
Audited by Ryder Scott
Oil/Condensate – MM Barrels	166.6	114.5	339.8	621.0
Plant Products – MM Barrels	21.8	16.2	38.3	76.2
Dry Gas(1) – MM Barrels	277.3	135.1	164.1	576.6
BOE(2) – MM Barrels	465.7	265.8	542.3	1273.8
Gas – MMMCF	1614.2	804.2	1074.7	3493.1

Net Reserves of Properties
Not Audited by Ryder Scott
Oil/Condensate – MM Barrels	1.2	0.4	0.7	2.3
Plant Products – MM Barrels	3.7	1.3	2.4	7.3
Dry Gas(1) – MM Barrels	38.5	10.5	19.8	68.8
BOE(2) – MM Barrels	43.3	12.2	23.0	78.5
Gas – MMMCF	207.5	58.0	108.2	373.7

Total Net Reserves
Oil/Condensate – MM Barrels	167.8	114.9	340.6	623.3
Plant Products – MM Barrels	25.4	17.5	40.7	83.5
Dry Gas(1) – MM Barrels	315.9	145.6	184.0	645.5
BOE(2) – MM Barrels	509.1	278.0	565.2	1352.3
Gas – MMMCF	1821.7	862.2	1182.9	3866.8

(1)	Dry gas reserves are the dry, sweetened gas available for sale by Pemex Gas y Petroquímica Básica at the tailgate of the processing plants.
(2)	Barrels-of-oil-equivalent (BOE) are based on dry gas conversion factors provided by PEP.

Liquid hydrocarbons are expressed in standard 42 gallon barrels. All gas volumes are reported on an “as-sold” basis expressed in millions of cubic feet (MMCF) at the official temperature and pressure bases of the areas in which the gas reserves are located.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Pemex Exploración y Producción

May 10, 2010

Reserves Included in This Report

In our opinion, the proved reserves presented in this report comply with the definitions, guidelines and disclosure requirements as required by the SEC regulations.

Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward. Moreover, estimates of reserves may increase or decrease as a result of future operations, effects of regulation by governmental agencies or geopolitical risks. As a result, the estimates of oil and gas reserves have an intrinsic uncertainty. The reserves included in this report are therefore estimates only and should not be construed as being exact quantities. They may or may not be actually recovered.

An abridged version of the SEC reserves definitions from 210.4-10(a) entitled “Petroleum Reserves Definitions” is included as an attachment to this report.

Audit Data, Methodology, Procedure and Assumptions

The reserves for the properties that we reviewed were estimated by performance methods or the volumetric method. In general, reserves attributable to producing wells and/or reservoirs were estimated by performance methods such as decline curve analysis, material balance and/or reservoir simulation which utilized extrapolations of historical production and pressure data available through December 31, 2009 in those cases where such data were considered to be definitive. In certain cases, producing reserves were estimated by the volumetric method where there were inadequate historical performance data to establish a definitive trend and where the use of production performance data as a basis for the reserve estimates was considered to be inappropriate. Reserves attributable to non-producing and undeveloped reserves included herein were estimated by the volumetric method or the analogy method, which utilized all pertinent well and seismic data available through December 31, 2009.

To estimate economically recoverable oil and gas reserves, we consider many factors and assumptions including, but not limited to, the use of reservoir parameters derived from geological, geophysical and engineering data which cannot be measured directly, economic criteria based on current costs and SEC pricing requirements, and forecasts of future production rates. Under the SEC regulations 210.4-10(a)(22)(v) and (26), proved reserves must be demonstrated to be economically producible based on existing economic conditions including the prices and costs at which economic producibility from a reservoir is to be determined as of the effective date of the report. Pemex has informed us that they have furnished us all of the accounts, records, geological and engineering data, and reports and other data required for this investigation. In performing our audit of Pemex’s forecast of future production and income, we have relied upon data furnished by Pemex with respect to property interests owned, production and well tests from examined wells, normal direct costs of operating the properties, other costs such as transportation and/or processing fees, recompletion and development costs, product prices based on the SEC regulations, geological structural and isochore maps, well logs, core analyses, and pressure measurements. Ryder Scott reviewed such factual data for its reasonableness; however, we have not conducted an independent verification of the data supplied by Pemex.

As previously stated, the hydrocarbon prices used by Pemex are based on SEC price parameters using the average prices during the 12-month period prior to the ending date of the period covered in this report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Pemex Exploración y Producción

May 10, 2010

arrangements. For hydrocarbon products sold under contract, the contract prices, including fixed and determinable escalations exclusive of inflation adjustments, were used until expiration of the contract. Upon contract expiration, the prices were adjusted to the 12-month unweighted arithmetic average as previously described. Product prices which were actually used for each property reflect adjustment for gravity, quality, local conditions, and/or distance from market.

The effects of derivative instruments designated as price hedges of oil and gas quantities are not reflected in Pemex’s individual property evaluations.

While it may reasonably be anticipated that the future prices received for the sale of production and the operating costs and other costs relating to such production may also increase or decrease from existing levels, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in making this evaluation.

Gas imbalances, if any, were not taken into account in the gas reserve estimates reviewed. The gas volumes included herein do not attribute gas consumed in operations as reserves.

Operating costs used by Pemex are based on the operating expense reports of Pemex and include only those costs directly applicable to the properties. The operating costs include a portion of general and administrative costs allocated directly to the properties. As we were informed by Pemex, the operating costs for operated properties include an appropriate level of corporate general administrative and overhead costs. The operating costs and capital costs for non-operated properties include certain costs pertaining to operating agreements as executed between Pemex and the operating companies. No deduction was made for loan repayments, interest expenses, or exploration and development prepayments that were not charged directly to the properties.

Development costs used by Pemex are based on authorizations for expenditure for the proposed work or actual costs for similar projects. At Pemex’s request, abandonment costs were not considered in our economic evaluation.

Because of the direct relationship between volumes of proved undeveloped reserves and development plans, we include in the proved undeveloped category only reserves assigned to undeveloped locations that we have been assured will definitely be drilled. Pemex has assured us of their intent and ability to proceed with the development activities included in this report, and that they are not aware of any legal, regulatory or political obstacles that would significantly alter their plans.

Current costs used by Pemex were held constant throughout the life of the properties.

Pemex’s forecasts of future production rates are based on historical performance from wells now on production or estimated initial production rates based on test data and other related information for those wells or locations that are not currently producing. Forecasts of future production rates may be more or less than estimated because of changes in the timing of future development plans. Wells or locations that are not currently producing may start producing earlier or later than anticipated in the forecasts prepared by Pemex for the Northern Region.

Ryder Scott did not evaluate country and geopolitical risks in the country of Mexico. Pemex’s operations may be subject to various levels of governmental controls and regulations. These controls and regulations may include matters relating to land tenure, drilling, production practices, environmental protection, marketing and pricing policies, royalties, various taxes and levies including income tax and are subject to change from time to time. Such changes in governmental regulations and policies may cause volumes of reserves actually recovered to differ significantly from the estimated quantities.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Pemex Exploración y Producción

May 10, 2010

The estimates of reserves presented herein were based upon a detailed study of the properties in which Pemex owns an interest; however, we have not made any field examination of the properties. No consideration was given in this report to potential environmental liabilities that may exist nor were any costs included for potential liability to restore and clean up damages, if any, caused by past operating practices.

Certain technical personnel of Pemex are responsible for the preparation of reserve estimates on new properties and for the preparation of revised estimates, when necessary, on old properties. These personnel assembled the necessary data and maintained the data and workpapers in an orderly manner. We consulted with these technical personnel and had access to their workpapers and supporting data in the course of our audit.

The data described herein were accepted as authentic and sufficient for determining the reserves unless, during the course of our examination, a matter of question came to our attention in which case the data were not accepted until all questions were satisfactorily resolved. Our audit included such tests and procedures as we considered necessary under the circumstances to render the conclusions set forth herein.

Audit Opinion

In our opinion, Pemex’s estimates of proved reserves for the reviewed properties were prepared in accordance with generally accepted petroleum engineering and evaluation methods and procedures, which are based primarily on applicable SEC regulations, and, as necessary, the SPE 2007 Standards, and we found no bias in the utilization and analysis of data in estimates for these properties.

The overall proved reserves for the reviewed properties as estimated by Pemex are, in the aggregate, reasonable and within the established audit tolerance guidelines of 10 percent as set forth in the SPE 2007 Standards.

In general, we were in reasonable agreement with Pemex’s estimates of proved reserves for the properties which we reviewed; however, in certain cases there was more than an acceptable variance between Pemex’s estimates and our estimates due to a difference in interpretation of data or due to our having access to data which were not available to Pemex when its reserve estimates were prepared. In these cases, Pemex revised its estimates to conform to our estimates. As a consequence, it is our opinion that the data presented herein for the properties that we reviewed fairly reflect the estimated net reserves owned by Pemex.

Other Properties

Other properties, as used herein, are those properties of Pemex which we did not review. The proved net reserves attributable to the other properties account for 5.8 percent of the total proved net equivalent barrels of reserves based on estimates prepared by Pemex as of December 31, 2009.

The same technical personnel of Pemex were responsible for the preparation of the reserve estimates for the properties that we reviewed as well as for the properties not reviewed by Ryder Scott.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Pemex Exploración y Producción

May 10, 2010

Standards of Independence and Professional Qualification

Ryder Scott is an independent petroleum engineering consulting firm that has been providing petroleum consulting services throughout the world for over seventy years. Ryder Scott is employee-owned and maintains offices in Houston, Texas; Denver, Colorado; and Calgary, Alberta, Canada. We have over eighty engineers and geoscientists on our permanent staff. By virtue of the size of our firm and the large number of clients for which we provide services, no single client or job represents a material portion of our annual revenue. We do not serve as officers or directors of any publicly traded oil and gas company and are separate and independent from the operating and investment decision-making process of our clients. This allows us to bring the highest level of independence and objectivity to each engagement for our services.

Ryder Scott actively participates in industry related professional societies and organizes an annual public forum focused on the subject of reserves evaluations and SEC regulations. Many of our staff have authored or co-authored technical papers on the subject of reserves related topics. We encourage our staff to maintain and enhance their professional skills by actively participating in ongoing continuing education.

Prior to becoming an officer of the Company, Ryder Scott requires that staff engineers and geoscientists have received professional accreditation in the form of a registered or certified professional engineer’s license or a registered or certified professional geoscientist’s license, or the equivalent thereof, from an appropriate governmental authority or a recognized self-regulating professional organization.

We are independent petroleum engineers with respect to Pemex. Neither we nor any of our employees have any interest in the subject properties, and neither the employment to do this work nor the compensation is contingent on our estimates of reserves for the properties which were reviewed.

The professional qualifications of the undersigned, the technical person primarily responsible for reviewing and approving the reserves information discussed in this report, are included as an attachment to this letter.

Terms of Usage

The results of our reserves audit, presented in report form herein, were prepared in accordance with the disclosure requirements set forth in the SEC regulations and intended for public disclosure as an exhibit in filings made with the SEC by Pemex.

Pemex makes periodic filings on Form 20-F with the SEC under the 1934 Exchange Act. Furthermore, Pemex files registration statements with the SEC under the 1933 Securities Act into which filings on Form 20-F are incorporated by reference. We have consented to the references to our name in and the filing of this report as an exhibit to the annual report on Form 20-F of Pemex for the year ended December 31, 2009. Our written consent for such use will be included as a separate exhibit to such Form 20-F. In the event the references to our name as well as references to our report are incorporated by reference into any registration statement on Form F-4, then our written consent for such use will be included as a separate exhibit to such registration statement.

We have provided Pemex with a digital version of the original signed copy of this report letter. In the event there are any differences between the digital version included in filings made by Pemex and the original signed report letter, the original signed report letter shall control and supersede the digital version.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Pemex Exploración y Producción

May 10, 2010

The data and workpapers used in the preparation of this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.

Very truly yours,

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Guale Ramirez, P.E.
TBPE License No. 48318
Managing Senior Vice President - International

GR/sm

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Professional Qualifications of Primary Technical Person

The conclusions presented in this report are the result of technical analysis conducted by teams of geoscientists and engineers from Ryder Scott Company, L.P. Guale Ramirez was the primary technical person responsible for overseeing the estimate of the reserves, future production and income.

Mr. Ramirez, an employee of Ryder Scott Company L.P. (Ryder Scott) since 1981, is a Managing Senior Vice President and also serves as a member of the Board of Directors. He is responsible for coordinating and supervising staff and consulting engineers of the company in ongoing reservoir evaluation studies worldwide. Before joining Ryder Scott, Mr. Ramirez served in a number of engineering positions with Sun Oil Company and Natomas North America. For more information regarding Mr. Ramirez’s geographic and job specific experience, please refer to the Ryder Scott Company website at www.ryderscott.com/Experience/Employees.

Ramirez earned a Bachelor of Science Degree in Mechanical Engineering with honors from Texas A&M University in 1976 and is a registered Professional Engineer in the State of Texas. He is also a member of the SPE.

In addition to gaining experience and competency through prior work experience, the Texas Board of Professional Engineers requires a minimum of fifteen hours of continuing education annually, including at least one hour in the area of professional ethics, which Mr. Ramirez fulfills. As part of his 2009 continuing education hours, Mr. Ramirez attended an internally presented 19 hours of formalized training as well as a day long public forum, the, 2009 RSC Reserves Conference relating to the definitions and disclosure guidelines contained in the United States Securities and Exchange Commission Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register. Mr. Ramirez has also presented courses on the new SEC Reserves definitions on various occasions during the year 2009 as well as received 2 hours of formalized external training during 2009 covering such topics as the SPEIWPC/AAPGISPEE Petroleum Resources Management System, reservoir engineering, geoscience and petroleum economics evaluation methods, procedures and software and ethics for consultants.

Based on his educational background, professional training and more than 34 years of practical experience in the estimation and evaluation of petroleum reserves, Mr. Ramirez has attained the professional qualifications as a Reserves Estimator and Reserves Auditor set forth in Article III of the SPE 2007 Standards.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

PETROLEUM RESERVES DEFINITIONS

As Adapted From:

RULE 4-10(a) of REGULATION S-X PART 210

UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC)

PREAMBLE

On January 14, 2009, the United States Securities and Exchange Commission (SEC) published the “Modernization of Oil and Gas Reporting; Final Rule” in the Federal Register of National Archives and Records Administration (NARA). The “Modernization of Oil and Gas Reporting; Final Rule” includes revisions and additions to the definition section in Rule 4-10 of Regulation S-X, revisions and additions to the oil and gas reporting requirements in Regulation S-K, and amends and codifies Industry Guide 2 in Regulation S-K. The “Modernization of Oil and Gas Reporting; Final Rule”, including all references to Regulation S-X and Regulation S-K, shall be referred to herein collectively as the “SEC Regulations”. The SEC Regulations take effect for all filings made with the United States Securities and Exchange Commission as of December 31, 2009, or after January 1, 2010. Reference should be made to the full text under Title 17, Code of Federal Regulations, Regulation S-X Part 210, Rule 4-10(a) for the complete definitions, as the following definitions, descriptions and explanations rely wholly or in part on excerpts from the original document (direct passages excerpted from the aforementioned SEC document are denoted in italics herein).

Reserves are those estimated remaining quantities of petroleum which are anticipated to be economically producible, as of a given date, from known accumulations under defined conditions. All reserve estimates involve some degree of uncertainty. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability. Under the SEC Regulations as of December 31, 2009, or after January 1, 2010, a company may optionally disclose estimated quantities of probable or possible oil and gas reserves in documents publicly filed with the Commission. The SEC Regulations continue to prohibit disclosure of estimates of oil and gas resources other than reserves and any estimated values of such resources in any document publicly filed with the Commission unless such information is required to be disclosed in the document by foreign or state law as noted in §229.1202 Instruction to Item 1202.

Reserves estimates will generally be revised as additional geologic or engineering data become available or as economic conditions change.

Reserves may be attributed to either natural energy or improved recovery methods. Improved recovery methods include all methods for supplementing natural energy or altering natural forces in the reservoir to increase ultimate recovery. Examples of such methods are pressure maintenance, natural gas cycling, waterflooding, thermal methods, chemical flooding, and the use of miscible and immiscible displacement fluids. Other improved recovery methods may be developed in the future as petroleum technology continues to evolve.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

PETROLEUM RESERVES DEFINITIONS

Reserves may be attributed to either conventional or unconventional petroleum accumulations. Petroleum accumulations are considered as either conventional or unconventional based on the nature of their in-place characteristics, extraction method applied, or degree of processing prior to sale. Examples of unconventional petroleum accumulations include coalbed or coalseam methane (CBM/CSM), basin-centered gas, shale gas, gas hydrates, natural bitumen and oil shale deposits. These unconventional accumulations may require specialized extraction technology and/or significant processing prior to sale.

Reserves do not include quantities of petroleum being held in inventory.

Because of the differences in uncertainty, caution should be exercised when aggregating quantities of petroleum from different reserves categories.

RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(26) defines reserves as follows:

Reserves. Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

Note to paragraph (a)(26): Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).

PROVED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(22) defines proved oil and gas reserves as follows:

Proved oil and gas reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

(i) The area of the reservoir considered as proved includes:

(A) The area identified by drilling and limited by fluid contacts, if any, and

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

PETROLEUM RESERVES DEFINITIONS

PROVED RESERVES (SEC DEFINITIONS) CONTINUED

(B) Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

(ii) In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

(iii) Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

(iv) Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:

(A) Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and

(B) The project has been approved for development by all necessary parties and entities, including governmental entities.

(v) Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

[Remainder of this page is left blank intentionally.]

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

RESERVES STATUS DEFINITIONS AND GUIDELINES

As Adapted From:

RULE 4-10(a) of REGULATION S-X PART 210

UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC)

and

PETROLEUM RESOURCES MANAGEMENT SYSTEM (SPE-PRMS)

Sponsored and Approved by:

SOCIETY OF PETROLEUM ENGINEERS (SPE),

WORLD PETROLEUM COUNCIL (WPC)

AMERICAN ASSOCIATION OF PETROLEUM GEOLOGISTS (AAPG)

SOCIETY OF PETROLEUM EVALUATION ENGINEERS (SPEE)

Reserves status categories define the development and producing status of wells and reservoirs. Reference should be made to Title 17, Code of Federal Regulations, Regulation S-X Part 210, Rule 4-10(a) and the SPE-PRMS as the following reserves status definitions are based on excerpts from the original documents (direct passages excerpted from the aforementioned SEC and SPE-PRMS documents are denoted in italics herein).

DEVELOPED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(6) defines developed oil and gas reserves as follows:

Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

(i) Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well, and

(ii) Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Developed Producing (SPE-PRMS Definitions)

While not a requirement for disclosure under the SEC regulations, developed oil and gas reserves may be further sub-classified according to the guidance contained in the SPE-PRMS as Producing or Non-Producing.

Developed Producing Reserves

Developed Producing Reserves are expected to be recovered from completion intervals that are open and producing at the time of the estimate.

Improved recovery reserves are considered producing only after the improved recovery project is in operation.

RESERVES STATUS DEFINITIONS AND GUIDELINES

Developed Non-Producing

Developed Non-Producing Reserves include shut-in and behind-pipe reserves.

Shut-In

Shut-in Reserves are expected to be recovered from:

(1)	completion intervals which are open at the time of the estimate but which have not yet started producing;

(2)	wells which were shut-in for market conditions or pipeline connections; or

(3)	wells not capable of production for mechanical reasons.

Behind-Pipe

Behind-pipe Reserves are expected to be recovered from zones in existing wells which will require additional completion work or future re-completion prior to start of production.

In all cases, production can be initiated or restored with relatively low expenditure compared to the cost of drilling a new well.

UNDEVELOPED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(31) defines undeveloped oil and gas reserves as follows:

Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

(i) Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

(ii) Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

(iii) Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS